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                                                              November 6, 1996






Access Financial Lending Corp.
400 Highway 169 South
Suite 400
St. Louis Park, Minnesota  55426-0365


               Re:    Access Financial Lending Corp.
                      Asset Backed Securities

Ladies and Gentlemen:

              We have acted as counsel to Access Financial Lending Corp. (the "Registrant") in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") being filed today with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of Mortgage Loan Asset Backed Securities ("Securities") which the Registrant plans to offer in series.



              We hereby confirm our opinion with respect to the federal income tax characterization of the Securities and the federal income tax treatment of the issuance of such Securities set forth under the caption "Federal Income Tax Consequences" subject to the limitations expressed therein. Moreover, it is our opinion that, subject to the limitations expressed therein, the discussion of certain federal income tax matters set forth under the heading "Federal Income Tax Considerations" within the prospectus accurately sets forth (i) the federal tax characterization of the Securities, (ii) the federal income tax treatment of the issuance of the Securities, and (iii) the material tax consequences to the securityholders of owning (including the purchase and sale of) the Securities.


              We hereby consent to the filing of this letter as an Exhibit to the Registration Statement and to the reference to Dewey Ballantine in the Registration Statement and related prospectus under the heading "Federal Income Tax Considerations."

                                Very truly yours,

                                /s/DEWEY  BALLANTINE



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